EXHIBIT 21.3

              SHANTOU INDUSTRY AND COMMERCE ADMINISTRATIVE BUREAU

  CERTIFICATE OF NAME REGISTRATION FOR FOREIGN MERCHANT INVESTMENT ENTERPRISE

Number:                    940406

Name of Enterprise::
    (Chinese)              SHANTOU HETAI GEZHEN QICAI YOUXIAN GONGSI
    (English)              SHANTOU VIBROTECH INDUSTRIAL AND DEVELOPMENT CO. LTD.

Chinese Party:             Nandou Construction Development Company
                           (Headquarters) of Shantou Special Economic Zone

Foreign Party:             Cansun Pacific International Investments Corp.

Reserve Period:            From December 22, 1995 to December 21, 1996

(Please use all the above names on all contract and bylaws.)

Issuing Department:        Shantou Industry and Commerce Administrative Bureau

Date of Issuance:          December 22, 1995  [Stamp] Shantou Industry and
                           Commerce Administrative Bureau